Exhibit 99

WESTERN GAS RESOURCES, INC.

ANNOUNCES COMPLETION OF REDEMPTION OF 800,000 SHARES OF $2.625

CUMULATIVE CONVERTIBLE PREFERRED STOCK

ON JANUARY 21, 2004

DENVER, January 22, 2004. Western Gas Resources, Inc. (“the Company”)  (NYSE:WGR) announced today the completion of its previously announced redemption of 800,000 shares of its $2.625 Cumulative Convertible Preferred Stock.  Of the 800,000 shares of Preferred Stock called for redemption, holders elected to convert 786,751 shares and Western redeemed 13,249 shares.  Western issued 989,622 shares of its Common Stock for the 786,751 shares of Preferred Stock tendered for conversion and paid approximately $672,000 for the shares of Preferred Stock redeemed.

Following the redemption on January 21, 2004, a total of 1,252,943 shares of the $2.625 Cumulative Convertible Preferred Stock remain outstanding.

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer.  The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
e-mail: rwirth@westerngas.com